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Exhibit (e)(3)

December 1, 2008

JLL Partners, Inc.
450 Lexington Avenue, 31st Floor
New York, NY 10017

Attention: Peter Strothman, Principal

        In connection with your consideration of a possible transaction (the "Transaction") with PharmaNet Development Group, Inc. (together with its subsidiaries and affiliates, the "Company" or "PharmaNet"), UBS Securities LLC ("UBS") as advisor to the Company, and the Company are prepared, subject to the terms and conditions of this agreement, to make available to you certain information regarding the Company and/or its business, operations or assets (such information (whether written or oral) furnished to you and your Representatives (as defined below), on or following the date hereof, together with analyses, compilations, forecasts, studies, or other documents or records prepared by you or your Representatives which contain or otherwise reflect , in whole or in part, such information, including that stored on any computer, word processor or other similar device, collectively, the "Confidential Information"). Without limiting the foregoing, the fact that the Company is considering strategic alternatives and/or engaging in discussions regarding the Transaction shall be deemed Confidential Information.

        You hereby agree as follows:

  (1)
  You shall use the Confidential Information solely for the purpose of evaluating the Transaction between you and the Company and you shall keep the Confidential Information confidential, except that you may disclose the Confidential Information or portions thereof to those of your directors, managers, officers, employees, affiliates, representatives (including financial advisors, attorneys, and accountants), limited partners, and current or prospective lenders or other debt financing sources (collectively, the "Representatives"): (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Confidential Information, and (c) who are informed of the restrictions imposed pursuant to this agreement. You shall be responsible for any breach of this agreement by your Representatives, unless any such Representative executes a separate confidentiality agreement with the Company. In the event that you or any of your Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process, or pursuant to applicable laws, rules or regulations, including the rules of any national securities exchange) to disclose any of the Confidential Information, you shall, to the extent legally permitted, provide the Company with prompt prior written notice of such requirement, you shall furnish or cause your Representatives to furnish only that portion of the Confidential Information which you or your Representatives are advised by counsel is legally required and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

  (2)
  If requested by the Company or UBS at any time, you and your Representatives shall promptly either destroy or return all copies of the Confidential Information furnished to you by or on behalf of the Company in your possession or in the possession of your Representatives and any other written material containing the Confidential Information in your or their possession or under your or their custody or control and certify such destruction or return in writing, by an authorized officer, to UBS, as representative of the Company; provided, however, that you shall be permitted to retain copies as and to the extent required by law or your document retention policies as then in effect, consistently applied, and shall be permitted to retain copies created by your archival or back-up system, all of which shall remain subject to the terms of this agreement. Any oral Confidential Information will continue to be held subject to the terms of this agreement. Notwithstanding the return or destruction of any Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder for the term specified below.

  (3)
  The term "Confidential Information" does not include any information which (a) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by you or by any of your Representatives in violation of this agreement), (b) was available to you on a non-confidential basis from a source (other than UBS, the Company or their respective representatives) that is not and was not prohibited from disclosing such information to you by a contractual, legal, or fiduciary obligation owed to the Company or (c) is already in your possession, provided that such information is not known by you or your Representative to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party.

  (4)
  Without the prior written consent of the Company, or as otherwise permitted pursuant to Section 1 above, you and your Representatives shall not disclose to any person (a) that any investigations, discussions, or negotiations are taking place concerning the Transaction or any other possible transaction involving the Company and you, (b) that you have requested or received any Confidential Information, or (c) any of the terms, conditions, or other facts with respect to the Transaction or such investigations, discussions, or negotiations, including the status thereof. The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual, or entity.

  (5)
  You hereby represent and warrant that, as of the date hereof neither you nor any of your affiliates or Representatives, or any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, owns any securities of the Company. You hereby agree that, for a period of eighteen (18) months from the date of this letter agreement, unless specifically invited in writing by the Company, neither you nor any of your affiliates or Representatives will in any manner, directly or indirectly: (a) effect or publicly seek, offer or propose to effect, or publicly announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any equity securities (or beneficial ownership thereof) of the Company, or rights or options to acquire any equity securities (or beneficial ownership thereof) of the Company, including derivative securities representing the right to vote or economic benefits of any such securities, or any assets or businesses of the Company or any of its affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company's equity securities or the equity securities of any of its affiliates, or any assets of the Company or its affiliates constituting a significant portion of the consolidated assets of the Company and its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) with respect to, or otherwise act in concert with any person in respect of, any of the types of matters set forth in (a) above; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; or (d) take any action which would or would reasonably be expected to result in a public announcement regarding any of the types of matters set forth in (a) above; provided, however, that nothing in this Section 4 will prohibit the passive ownership by any person or "group" (as defined under the 1934 Act) of not more than 5% of the common stock, par value $.001 per share, of the Company, so long as such person or group has no intention to, and does not, exercise any "control" (as defined in Rule 12b-2 under the 1934 Act) over the Company or participate in the business of the Company. Notwithstanding the provisions of this Section 5, if the Company enters into a definitive agreement with a third party (other than a subsidiary or affiliate of the Company) regarding any sale of a significant portion of the capital stock of the Company, by tender or by merger or other business combination involving the Company, any of its subsidiaries or affiliates, or any sale of assets of the Company or its subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company or its subsidiaries or affiliates, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates (a "Standstill Transaction"), or any Person (other than the Company or a subsidiary of the Company) commences (within the meaning of the Securities Exchange Act of 1934, as amended) a tender offer for voting securities of the Company entitling the holders thereof to exercise 50% or more of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company, which offer is not withdrawn or terminated within five days after it is commenced, then Recipient shall be released from the restrictions in this Section 5. In addition, notwithstanding anything to the contrary in this agreement, the restrictions of this Section 5 shall not be binding following a Change of Control (as defined below) with respect to the Company. "Change of Control", with respect to the Company, shall mean (i) the consummation of a merger, consolidation, business combination or similar transaction involving the Company and its subsidiaries pursuant to which the stockholders of the Company immediately prior to such transaction would own less then 50% of the voting power of the surviving entity after giving effect to such transaction, (ii) the sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of all or substantially all of the consolidated assets of the Company and its subsidiaries or (iii) the acquisition by any Person or group (other than the Company and its affiliates as of the date hereof) of beneficial ownership, directly or indirectly, of securities of the Company (or other securities convertible in such securities) representing 50% or more of the combined voting power of securities of the Company entitled to vote in the election of members of the Board of Directors of the Company, other in connection with the exchange or tender of the existing convertible debt of the company.

  (6)
  You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Confidential Information, will be advised by you) that (i) the Confidential Information being furnished to you or your Representatives contains or may itself be material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the Company, including the Confidential Information, from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

  (7)
  You agree that (a) all communications regarding the Transaction, (b) requests for additional information, facility tours, or management meetings, and (c) discussions or questions regarding procedures with respect to the Transaction, will be submitted or directed to UBS. Accordingly, you agree that you will not contact or communicate with any officer, director, member, manager, employee, customer or agent of the Company concerning the Confidential Information or a Transaction, except as expressly requested by the Company. You further agree that, for a period of eighteen (18) months from the date of this agreement, you, and your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) who have received the Confidential Information, will not, directly or indirectly, solicit for employment in any capacity (whether as an employee, consultant or otherwise) any employee or officer of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction, or any person with a title of vice president or higher, without the prior written consent of the Company. Notwithstanding the foregoing, however, this non-solicitation of employees covenant shall not cover any employee (i) who contacts you or your affiliates on his or her own initiative and without any solicitation by you or your affiliates, or (ii) who responds to a generalized solicitation for employees not specifically targeted at the Company or its subsidiaries through the use of media, advertisements, professional search firms or otherwise.

  (8)
  You acknowledge and agree that (a) the Company is free to conduct the process leading up to a possible Transaction as the Company, in its sole discretion, may determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed and delivered, neither the Company nor its officers, directors, managers, employees, affiliates, stockholders, members, agents, advisors (including UBS) or controlling persons will have any legal obligation or liability to you of any kind whatsoever with respect to the Transaction, whether by virtue of this agreement, any other written or oral expression with respect to the Transaction or otherwise; provided, however, that the foregoing shall not limit the Company's liability for fraud or intentional misconduct. For purposes hereof, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on your part. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company expressly so modifying or waiving such agreement.

  (9)
  You understand and acknowledge that none of UBS, the Company or any of their respective officers, directors, managers, employees, affiliates, stockholders, members, agents, or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and each of UBS, the Company and such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Confidential Information by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Confidential Information and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to a purchaser in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

  (10)
  You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this agreement by you or your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree that the Company shall be entitled to seek equitable relief, including injunction, in the Company's favor in the event of any breach by you of this agreement. In the event of any dispute under this agreement, the losing party shall pay the prevailing party's fees and expenses, including reasonable legal fees.

  (11)
  You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

  (12)
  This agreement shall be binding upon the parties and their respective successors and assigns. The Company may enforce this agreement directly. The Company may also amend this agreement with you without the consent of UBS; provided such amendment shall not affect the rights or obligations of UBS under this agreement without the consent of UBS.

  (13)
  As part of this agreement, you advise the Company that you make investments in other companies in the ordinary course of business and, as a result of such investments, such companies may be deemed to be affiliated or associated with you. In addition, certain persons and entities that may be deemed to be affiliated or associated with you represent large organizations over which you have little or no control. To the extent that you do not make the Confidential Information available to them, the terms of this agreement shall not apply to such companies, persons or entities.

  (14)
  Unless otherwise provided herein, your obligations under this letter shall terminate eighteen (18) months from the date hereof; provided that any breach of this letter agreement that occurs prior to such termination date shall survive such termination date.

  (15)
  This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York. You submit to the exclusive jurisdiction of the federal and state courts serving the State of New York with respect to any dispute arising out of or relating to this agreement and you irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. You further agree to service of any process, summons, and notice of any document by U.S. registered mail to any proceeding arising out of this agreement.

        This agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the parties or otherwise in accordance with the terms of this agreement.

        Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to the undersigned.

Very truly yours,

UBS Securities LLC as Representative of the Company

By:	/s/ MARC ANTHONY HOURIHAN
Name: Title:	Marc Anthony Hourihan Managing Director
By:	/s/ SARDAR IMRAN
Name: Title:	Sardar Imran Associate Director
Confirmed and Agreed as of the date written above:
JLL Partners, Inc.
By:	/s/ PETER STROTHMAN
Name: Title:	Peter Strothman Principal

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  Exhibit (e)(3)